Exhibit 10.123

AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), dated as of the 27th day of December, 2012 (the “Restatement Date”), amends and restates that certain Agreement first made effective the first day of February, 1997 by and between TIFFANY AND COMPANY, a New York corporation with its principal office at 727 Fifth Avenue, New York, NY 10022 and ELSA PERETTI of 2 Avenue de Citronniers, Monte Carlo, Monaco (the “97 Agreement”) in consideration of the mutual promises contained below:

ARTICLE I

Defined Terms

For the purposes of this Agreement the following terms shall have the meanings indicated below:

“Affiliated Company” means a company controlling, under common control with or controlled by Tiffany, directly or indirectly. A person or entity is “non-Affiliated” if it is not an Affiliated Company.

“Change of Control” means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Tiffany and the Affiliated Companies, taken as a whole, to any “Person” or “Group” (in each case used herein, as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Tiffany or one or more Affiliated Companies; (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “Person” or “Group” (other than Tiffany or an Affiliated Company) shall have acquired more than 50% of the then outstanding number of shares of the Voting Stock of Parent Company; (iii) Parent Company shall have consolidated with or merged with or into any Person pursuant to a transaction in which the outstanding Voting Stock of Parent Company is converted into or exchanged for cash, securities or other property (except when the Voting Stock of Parent Company is converted into, or exchanged for, at least a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction); or (iv) Parent Company shall have ceased to own, directly or indirectly, 100% of the equity interests in Tiffany.

“Copyright Notice” means a notice stamped, engraved, printed or otherwise attached to a Peretti Product, in form satisfactory to Peretti, indicating that Peretti claims copyright in the design of the Peretti Product in question.

“Corporate Sales Representatives” mean sales personnel employed by Tiffany or an Affiliated Company who sell Tiffany Merchandise for use by businesses (not for purposes of resale).

“Elsa Peretti Foundation” means The Elsa Peretti Foundation Fundació Privada of Placa de 1’Esglèsia no 2, Sant Martí Vell, (17462) Girona, Spain, with the tax number G-17413915.

“Fiscal Year” means each 12-month period ending on January 31 and “Fiscal Quarter” means each of the three-month periods ending as of the last day of April, July, October and January.

“Net Peretti Sales” mean all proceeds paid or payable to Tiffany or any Affiliated Company in consequence of the first sale to any non-Affiliated purchaser of a Peretti Product, whether at wholesale or retail, net of any returns of Peretti Products accepted, during the Fiscal Quarter in question, exclusive of any separately itemized charges to the purchaser for taxes and other items ordinarily excluded (and separately itemized) in calculating net sales, all as determined by the consolidated books of accounts of Parent Company on a consistent basis. In the event that a sale of a Peretti Product is transacted in a currency other than the U.S. dollar, the proceeds of such sale shall be converted to U.S. dollars at the same exchange rate used by Parent Company to account for such sales on its books of account.

“Parent Company” means Tiffany & Co., a Delaware corporation, with its executive offices at 727 Fifth Avenue, New York, NY 10022.

“Peretti” means (i) Ms. Elsa Peretti of 2 Avenue de Citronniers, Monte Carlo, Monaco and, (ii) unless the context requires otherwise and subject to Article XIII, any of Ms. Elsa Peretti’s assignees, successors, heirs, estate, trustees, administrators or personal representatives, including the Elsa Peretti Foundation if, and during such time as, it is an assignee or successor under this Agreement.

“Peretti Copyrights” mean the copyrights for the Peretti Designs whether or not the copyrights to such designs have been registered in any jurisdiction.

“Peretti Designs” mean Peretti’s designs for products.

“Peretti Jewelry” means Peretti Products that are rings, pins, bracelets, brooches, pendants, belts, earrings and comparable items, including bottles and flasks, which are worn or carried for personal adornment.

“Peretti Objects” mean any Peretti Products other than Peretti Jewelry, including the product categories sold by Tiffany at any time under the terms of the ’97 Agreement or any prior agreement between Tiffany and Peretti (e.g., silver flatware, tabletop merchandise and earthenware).

“Peretti Products” mean all products made from the Peretti Designs, including Peretti Jewelry and Peretti Objects.

“Peretti Promotional Expenses” mean amounts expended by Tiffany and any Affiliated Companies to advertise, promote or otherwise publicize Peretti, the Peretti Trademarks and/or the Peretti Products. Expenditures included in Peretti Promotional Expenses shall include all costs of production for advertising, catalogs and videos, costs for photography, layout, retouching, graphics design, copyrighting, all costs for media placement, including agency fees, on-line advertising placement and costs associated with on-line or mobile targeting of advertising. Notwithstanding the generality of the foregoing, none of the following costs or expenses shall be considered Peretti Promotional Expenses: the in-store display and on-line display, website design and applications design, all costs for promotional events (including planning, venue costs, catering and decoration), the salaries or overhead associated with Tiffany’s or any Affiliated Company’s internal marketing departments or any costs or expenses associated with the production or placement of Tiffany’s “image advertising” (that is, advertising or promotional items that do not primarily feature Peretti Products).

“Peretti Trademarks” mean one or more of the trademarks ELSA PERETTI, Elsa Peretti (written in stylized signature script), PERETTI, the bean design, DIAMONDS BY THE YARD and PEARLS BY THE YARD.

“Rights” mean the rights granted by Peretti to Tiffany under the Peretti Trademarks and the Peretti Copyrights under Article III of this Agreement.

“Selection” means a selection of Peretti Products that is representative of the full collection of Peretti Products, but suitable to the space available and display environment in the Tiffany Store; such selection shall include Peretti Jewelry, and, if tabletop merchandise is offered, Peretti Objects (including crystal, ceramic, leather, lacquer and silver Peretti Objects) shall also be offered.

“Tableware” means pitchers, bowls, candlesticks, barware, platters, vases, serving accessories and silver flatware.

“Territory” means (i) so long as Peretti, the person, is alive, the countries listed on Schedule T, as such schedule may be amended from time to time after the date hereof by written agreement of the parties hereto; provided, however, that, if Tiffany proposes to add any country to such schedule, such country must be (a) a country in which Tiffany Merchandise is then being sold and marketed and (b) expressly approved and consented to by Peretti, the person, in her sole discretion and (ii) thereafter, all of the countries of the world in which Tiffany Merchandise is then being sold and marketed.

“Tiffany” means, subject to Article XIII, Tiffany and Company, a New York corporation with its principal office at 727 Fifth Avenue, New York, NY 10022.

“Tiffany Merchandise” means merchandise bearing the Tiffany Trademarks.

“Tiffany Trademarks” means any one or more of the trademarks TIFFANY, TIFFANY & CO. or T&CO.

“Tiffany Store” means a retail store or in-store boutique operated by Tiffany or an Affiliated Company under the TIFFANY & CO. trade name and devoted to the sale of Tiffany Merchandise.

“Voting Stock” means, with respect to any entity as of any date, the capital stock of such entity that is at the time entitled to vote generally in the election of the Board of Directors of such entity.

ARTICLE II

Amendment and Restatement

2.1	The parties hereto hereby acknowledge that, since 1974, Tiffany has been the sole licensee of the Peretti Trademarks and the Peretti Copyrights. Tiffany remains committed to its long-standing collaboration with Peretti and, accordingly, desires to enter into this Agreement to amend and restate the ’97 Agreement. In consideration of the rights granted, and the obligations undertaken by Peretti under this Agreement, including but not limited to the Term as provided for below, Tiffany will, on or before December 31, 2012 (provided that a scanned copy of this Agreement signed by Peretti, the person, and at least one witness shall have been received by Tiffany prior to such date), make a one-time payment of Forty-Seven Million Two Hundred and Fifty-eight Thousand Eight Hundred and Twenty-four United States Dollars ($47,258,824) to Peretti with a value date of no later than December 31, 2012 (which, for the avoidance of doubt, is not an advance against the royalties described in Sections 4.1 and 4.2). Such payment will be made in immediately available funds to a bank account identified by Peretti (it being understood and agreed that the payment will be made in two transfers) and will be subject to such withholding for taxes as Tiffany is required to make under U.S. law; provided, however, that Peretti will receive an aggregate payment of no less than Forty Million United States Dollars ($40,000,000), net of withholding taxes.

2.2	Effective upon the Restatement Date, this Agreement shall, and hereby does, amend, restate and replace in its entirety the ’97 Agreement, which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the ’97 Agreement that are incorporated herein could have been effected though a separate document or instrument amending specific terms of the ’97 Agreement, and for convenience, the parties hereto have agreed to restate the terms and provisions of the ’97 Agreement, as amended hereby, pursuant to this Agreement.

ARTICLE III

Peretti to Allow Tiffany to Use Peretti Trademarks and Designs

3.1	Peretti hereby grants Tiffany the right to apply the Peretti Trademarks to the Peretti Products and to use the Peretti Trademarks to promote, advertise, display and sell the Peretti Products throughout the Territory.

3.2	Subject to Section 3.5 below, Peretti hereby grants Tiffany the right to use the Peretti Designs under the Peretti Copyrights to make, have made, promote, import, export, advertise, display and sell Peretti Products throughout the Territory.

3.3	The Rights shall be exclusive to Tiffany for the Peretti Products.

3.4	Rights granted under this Article III may be exercised by Tiffany or its Affiliated Companies and are subject to all the other terms, conditions, limitations and obligations under this Agreement and are limited to the Territory.

3.5	All rights in the Peretti Designs, the Peretti Trademarks and the Peretti Copyrights which are not specifically granted to Tiffany by this Agreement are reserved to Peretti for her sole use.

ARTICLE IV

Tiffany to Pay Peretti Royalties

4.1	Tiffany agrees to pay Peretti a basic royalty (the “Basic Royalty”) of Four Hundred and Fifty Thousand Dollars ($450,000) per Fiscal Year during the Term. This royalty will be payable in four equal installments within thirty (30) days following the end of each Fiscal Quarter during the Term.

4.2	In addition to the Basic Royalty, Tiffany agrees to pay Peretti a royalty of Five Percent (5%) of Net Peretti Sales (the “Sales Royalty”) during the Term. This royalty shall be payable within thirty (30) days following the end of each Fiscal Quarter during the Term.

4.3	All royalties shall be payable in U.S. Dollars and will be subject to such withholding for taxes as Tiffany is required to make under U.S. law.

4.4	Tiffany will pay interest on any Basic Royalties, Sales Royalties, or Quality Control Services Fees not paid when due. Interest shall accrue on any unpaid amount beginning on the date payment is due until the date payment is received at the rate of 10% per annum (or the highest amount permitted by law, whichever is lower).

4.5	At the end of each Fiscal Quarter, Tiffany shall provide Peretti with (i) a written report of Net Peretti Sales and on-hand Tiffany inventory stock of Peretti Products (including item and style) for such Fiscal Quarter prepared by Tiffany in such detail as Peretti may reasonably require and (ii) a written report substantially in the form attached hereto as Schedule 4.5 presenting the information set forth therein for such Fiscal Quarter; provided, however, that Tiffany shall not be required to provide the reports referenced in clause (ii) until after Parent Company has filed a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, with the United States Securities and Exchange Commission in respect of such Fiscal Quarter or, with respect to the fourth Fiscal Quarter, the Fiscal Year then ended.

ARTICLE V

Presentation of Collection and Approved Channels of Trade

5.1

Tiffany will display the full collection of Peretti Products offered for sale by Tiffany as of the Restatement Date for sale in its flagship store at 57th Street and Fifth Avenue in New York City and the full collection of Peretti Objects in other stores that display the full collection of Tiffany’s tabletop product offerings (collectively, “Flagship Stores”). All Peretti Objects will be displayed together in a defined area in each Flagship Store. For the avoidance of doubt, the parties acknowledge and agree that, as of the Restatement Date, there is one Flagship Store.

5.2	In at least ten (10) Tiffany Stores other than the Flagship Stores, Tiffany will display a collection of a minimum of fifty (50) Peretti Objects (determined by SKU), which will include (i) a selection of crystal, ceramic, leather, lacquer and silver Peretti Objects and (ii) at least five (5) large-scale Peretti Objects. The identity of such Tiffany Stores and the actual number and identity of the Peretti Objects to be so displayed will be determined by Tiffany.

5.3	Tiffany will display a Selection of Peretti Products in all Tiffany Stores other than those referenced in Sections 5.1 and 5.2 that display non-Peretti tabletop merchandise.

5.4	In addition to the Tiffany Stores referred to in Sections 5.1 through 5.3 above, Tiffany agrees to display Peretti Objects (such collection to include a sample of those Peretti Objects that will fit in a jewelry caseline) in all other Tiffany Stores, the identity and number of such Peretti Objects so displayed to be determined by Tiffany in its sole discretion.

5.5	In support of its obligations under Sections 5.1 through 5.4 above, prior to the date that is twelve (12) months following the Restatement Date (the “Anniversary Date”), Tiffany shall have increased the number of Peretti Objects displayed in Tiffany Stores to achieve the following goal: (i) for purposes of this goal, “Slots” mean the aggregate number of individual Peretti Objects (determined by SKU), multiplied by the number of Tiffany Stores in which each such SKU is displayed (for avoidance of doubt, if 100 Tiffany Stores each display four SKUs, the Slots shall be 400); (ii) for purposes of this goal, the “Starting Slots” shall be the average number of Slots displayed during the five years immediately preceding the Restatement Date; the goal shall be the Slots determined by multiplying the Starting Slots by 1.25; provided that at least 30% of such 25% increase in Slots will be devoted to Peretti Objects that are Tableware.

5.6	In support of its obligations under Sections 5.1 through 5.5 above, prior to the Anniversary Date, Tiffany shall have increased the consolidated (worldwide) on-hand and on-order Tiffany inventory of Peretti Objects (on a cost basis) to 100% above the average of consolidated on-hand Tiffany inventory of Peretti Objects during the 60 months immediately preceding the Restatement Date and shall maintain this increased on-hand and on-order Tiffany inventory throughout the remainder of the Term. No later than 30 days after the Restatement Date, Tiffany will provide Peretti with the actual average described in this Section 5.6.

5.7	Tiffany shall not be deemed to be in violation of its obligations under this Article V due to out-of-stock situations caused by unexpected higher demand, supplier delays or supply unavailability.

5.8	Peretti Products may be sold to non-Affiliated retailers who purchase Tiffany Merchandise from Tiffany or one of its Affiliated Companies for resale within the Territory.

5.9	Notwithstanding any other provision of this Article V, Peretti Products may be offered for sale by Tiffany or its Affiliated Companies in or through any point or means of sale through which Tiffany Merchandise is then offered for sale within the Territory.

5.10	Peretti Products may be offered through Corporate Sales Representatives for sale within the Territory.

5.11	A complete listing of all Peretti Products then being offered for sale by Tiffany, with photographs and descriptions, will be maintained by Tiffany and Tiffany will, upon request, send to Peretti a copy of same for use by Peretti and Tiffany.

5.12	Tiffany will provide Peretti on an annual basis with a list of (i) all Tiffany Stores, boutiques and trade accounts in which Peretti Products are sold and (ii) all Flagship Stores.

ARTICLE VI

Manufacturing and Quality Control

6.1	The Peretti Trademarks will not be applied to, or used in connection with the sale of, any products which have not been manufactured in strict conformance with the Peretti Designs and with the standards of quality in materials and workmanship established by Peretti and in use as of the Restatement Date.

6.2	Only manufacturing techniques approved by Peretti will be used in the production of Peretti Products. Manufacturing techniques in use as of the Restatement Date are deemed to have been approved by Peretti.

6.3	Peretti shall have the right at any time during regular business hours to conduct examinations of Peretti Products manufactured or being manufactured by or for Tiffany to determine compliance with the Peretti Designs and the standards referred to above in Sections 6.1 and 6.2. If at any time any Peretti Products fail to conform to such designs or standards, Peretti shall notify Tiffany. As soon as reasonably practicable following such notification but no later than three (3) months or other time frame on which the parties agree, Tiffany will suspend selling such nonconforming products until Peretti’s standards of quality have been met.

6.4	From time to time, Tiffany agrees to furnish to Peretti samples of such Peretti Products then being offered for sale by Tiffany as Peretti may request in quantities sufficient for inspections and tests to assure conformance with her standards and designs. Upon completion of such inspections and tests, Peretti shall return such inspected and tested samples, if requested by Tiffany. Tiffany shall bear the cost of transportation of such samples to Peretti and for return of such samples to Tiffany, as well as the risk of loss or damage to such samples.

6.5	On a regular basis, Tiffany will discuss with Peretti its plans for the manufacture of Peretti Products.

6.6	Tiffany will continue to place orders for the manufacture of certain Peretti Products with manufacturers who have been designated by Peretti and who have, for many years, provided Peretti Products meeting the quality standards of Peretti and Tiffany. It is understood that such manufacturers must continue to meet existing quality, price and delivery standards.

6.7	Peretti agrees to work with Tiffany or its production contractors, in a manner to be agreed from time to time between the parties hereto, to oversee the production of Peretti Products by Tiffany or such producers to assure that such production conforms to the quality control requirements of Sections 6.1 and 6.2 above (such efforts, the “Quality Control Services”).

6.8	In full consideration for the Quality Control Services to be rendered by Peretti hereunder, Tiffany hereby agrees to pay directly to Peretti during the Term a sum equal to Two Percent (2%) of Net Peretti Sales (“Quality Control Services Fees”).

6.9	All Quality Control Service Fees shall be payable in United States Dollars within thirty (30) days following the end of each Fiscal Quarter. All Quality Control Services Fees will be subject to such withholding for taxes as Tiffany is required to make under U.S. law.

6.10	All Quality Control Services shall be performed by Peretti outside the United States.

6.11	For the avoidance of doubt and subject to Article XIII, Peretti may assign Peretti’s rights, benefits, responsibilities and obligations under this Agreement (including the Quality Control Services) to the Elsa Peretti Foundation or any other person (including any corporation, trust, partnership, limited liability company, foundation, estate or other legal entity).

6.12	Tiffany will provide Peretti a sample of each Peretti Object that is not as of the Restatement Date included in the collection of Peretti Products maintained by Peretti in Sant Marti-Vell, Spain and a sample of each item of Peretti Jewelry rendered in silver, other than items of Peretti Jewelry that are manufactured in Spain.

6.13	For the avoidance of doubt, all Peretti Products will also bear a Tiffany Trademark.

ARTICLE VII

New Designs

7.1	Peretti shall be under no obligation to produce any new Peretti Designs for Tiffany. If new designs are created by Peretti and provided by her to Tiffany for production of Peretti Products, they will then become subject to this Agreement.

7.2	It is understood that Peretti will perform all design work, if at all, outside the United States.

ARTICLE VIII

Advertising and Catalogs

8.1	Tiffany will use its best efforts to continue the successful support of sales of Peretti Products through advertising and promotion in the Territory.

8.2	The aggregate amount expended by Tiffany and its Affiliated Companies on Peretti Promotional Expenses in any Fiscal Year will equal or exceed 2.6% of Net Peretti Sales (the “Minimum Amount”) for the preceding Fiscal Year. Notwithstanding the foregoing, if Tiffany does not spend the Minimum Amount as required by this Section 8.2 in any Fiscal Year, the amount of the Minimum Amount that Tiffany did not spend in such Fiscal Year shall be added to the Minimum Amount required to be spent by Tiffany and its Affiliated Companies in the following year subject to the condition that any unspent Minimum Amount must be spent no later than the end of the third Fiscal Year after which the Minimum Amount was originally allocated to be spent. For purposes of calculating such three-Fiscal Year period, any amount spent on Peretti Promotional Expenses in any year that exceeds the Minimum Amount for such year shall be deemed to apply to the earliest year in which there remains any unspent Minimum Amount.

8.3	At least every five (5) years, Tiffany shall publish a special catalogue or folio of Peretti Products that is representative of the full collection of Peretti Products then being offered for sale by Tiffany, but suitable to the publication space and medium utilized by Tiffany.

8.4	Prior to the date that is 24 months following the Restatement Date, Tiffany will expand the content of its website to include a special section containing content regarding Peretti and Peretti Products; this special section will, among other things, contain narrative and visual information regarding craftsmanship and the creation of selected Peretti Products, with an emphasis on Peretti Objects.

8.5	All advertising and promotional materials for Peretti Products will be subject to Peretti’s approval as to both copy and graphic design, and Peretti will have the right to approve all photography used.

8.6	Tiffany will use photography created by the photographer Hiro or any other photographer of comparable stature that Peretti may specify in advertising for Peretti Products. Tiffany will purchase unlimited rights to reproduce and use for commercial purposes any such photography created after the date of this Agreement. Tiffany will fully transfer in writing such rights to Peretti. Peretti, in turn, agrees to permit Tiffany to use such photography without usage fee for the advertising, promotion or publicity related to Peretti Products and Peretti in accordance with this Agreement.

8.7	Tiffany will consult with and make presentations to Peretti of its advertising and promotional plans for the Peretti Products, including media, prior to the start of each Fiscal Year and at other times as requested by Peretti.

8.8	All references to Peretti Products inserted in catalogs and other media (including the Tiffany website) shall be subject to Peretti’s approval as to both copy and graphic design and Peretti will have the right to approve all photography used.

ARTICLE IX

Promotional Work

9.1	Unless otherwise agreed between the parties hereto, Peretti shall not engage in promotional appearances for Tiffany.

9.2	Notwithstanding the foregoing, Tiffany will promptly reimburse to Peretti all reasonable expenses incurred by Peretti in connection with any promotional appearances agreed between the parties hereto, including round-trip, first-class air transportation (including to and from Europe) and first-class hotel accommodations for Peretti and any one person designated by Peretti to accompany her.

9.3	Peretti hereby grants to Tiffany a non-exclusive, irrevocable license and right during the Term and any additional period during which Tiffany has the right to sell Peretti Products pursuant to Section 11.3 to use and publish facts related to Peretti’s experience, history, qualifications, education, training, employment and other like matters and to use and publish photographs of Peretti that have been approved by Peretti. Tiffany will, on or before the Anniversary Date, provide to Peretti for approval the materials Tiffany proposes to use for publishing such facts.

9.4	As used in this Article IX (other than in the first and last references in Section 9.3), the term “Peretti” refers only to Elsa Peretti, the person.

ARTICLE X

Retail Pricing

10.1	Tiffany will establish retail prices for Peretti Products in accordance with its usual practices. Notwithstanding the foregoing, by the Anniversary Date, Tiffany will take such actions as it deems necessary to reduce retail prices in the United States by 20% so as to achieve an overall average gross margin for Peretti Objects in the United States of no greater than Fifty Percent (50%) (it being understood and agreed that retail prices outside the United States are based on retail prices in the United States, and Tiffany’s intent is therefore to also reduce retail prices outside of the United States).

10.2	Peretti Products will not be subject to advertised promotional pricing or inventory liquidation events.

10.3	Tiffany shall consult with Peretti concerning the retail pricing of Peretti Products and give due consideration to Peretti’s opinion.

ARTICLE XI

Term and Termination

11.1	This Agreement shall continue in effect for twenty (20) years from the Restatement Date (such period, the “Term”; provided, however, that upon any termination of this Agreement pursuant to Section 11.2, the “Term” shall end on the effective date of such termination).

11.2	Prior to the end of the Term, this Agreement may be terminated as follows:

(a)	Peretti may terminate this Agreement by notice to Tiffany (i) in the event of a material breach by Tiffany of any of its obligations hereunder, provided that Tiffany may prevent such termination if it cures such breach within 60 days of notice of breach given by Peretti or (ii) upon a Change of Control;

(b)	Tiffany may terminate this Agreement by notice to Peretti in the event (i) that Peretti revokes or engages in any attempt to revoke the grants or exclusivity rights set forth in Sections 3.1, 3.2 or 3.3 hereof (except as a result of termination in accordance with Section 11.2(a)) or (ii) of a material breach of Sections 12.6 or 13.2 hereof by Peretti, provided that Peretti may prevent such termination under Section 11.2(b)(i) or (ii) if Peretti cures such breach within 60 days of notice of breach given by Tiffany;

(c)	Any notice of breach or termination given under this Section 11.2 must be in writing and delivered by hand, with such notice being deemed effective upon such delivery in accordance with Section 15.2;

(d)	Any notice of termination given under Section 11.2(a)(ii) must be delivered within three (3) months of the earlier of (i) Peretti’s receipt of Tiffany’s written notice concerning the consummation of the applicable Change of Control and (ii) Peretti’s receipt of Tiffany’s written notice following the first public announcement of the Company’s or any third party’s intent or proposal to effectuate a Change of Control; provided, however, that the termination pursuant to any such notice of termination shall be deemed effective only upon the consummation of the applicable Change of Control; and

(e)	Termination pursuant to notice of breach properly given under this Section 11.2 shall be deemed effective six (6) months after such notice has been given unless the breach or breaches in respect of which such notice was given has or have been cured as provided for in subsection (a) or (b) above, in which case the notice of termination shall be deemed rescinded.

11.3	Following the effective date of any termination pursuant to Section 11.2, Tiffany shall have a period of one (1) year during which it may use the Rights on an exclusive basis to sell all Peretti Products that Tiffany had on-hand or on-order as of the effective date of termination (provided that such orders are not in excess of Tiffany’s historical order volumes during the Term) in accordance with this Agreement except that if this Agreement was terminated because of Tiffany’s breach, Tiffany shall, to the extent practicable, use diligent efforts to correct the grounds for the breach during the one (1) year period (although such efforts will not rescind termination). At the conclusion of such one (1) year period, Tiffany will offer to sell to Peretti, such Peretti Products as remain on-hand at Tiffany’s cost for such Peretti Products. If Peretti fails to purchase all such Peretti Products remaining on hand, Tiffany may use the Rights on an exclusive basis to continue to sell such Peretti Products in accordance with this Agreement for an additional six months or such other period as the parties may agree in writing. All sales made by Tiffany under this Section 11.3 (except for sales made to Peretti) shall be subject to the payment of royalties and fees as provided for in Sections 4.1, 4.2 and 6.8 above.

11.4	Termination of this Agreement shall not relieve either party from any obligation incurred under this Agreement prior to termination. Notwithstanding the termination of this Agreement, during the period in which Tiffany has the exclusive right to sell Peretti Products pursuant to Section 11.3, Tiffany and Peretti shall continue to comply with their respective obligations under this Agreement, including Tiffany’s obligations to comply with quality control standards, pay the royalties and fees as provided for in Sections 4.1, 4.2 and 6.8 above, and provide reports of Net Peretti Sales, including sales made after the effective date of termination as permitted in Section 11.3 above. Notwithstanding any termination of this Agreement, Sections 9.3, 11.4, 12.2 and 12.6, Articles XIV and XV and any other provision, right or obligation that is expressly stated in this Agreement to survive such termination (or by its nature contemplates survival) shall continue in effect.

ARTICLE XII

Protection of Peretti Trademarks and Copyrights

12.1	Tiffany admits the validity of, and agrees not to challenge, the Peretti Trademarks and the Peretti Copyrights. This admission shall remain in effect following the termination of this Agreement.

12.2	Tiffany agrees that any and all rights (including all goodwill relating thereto) that may be acquired by the use of the Peretti Trademarks shall be for the sole benefit of Peretti. Tiffany further agrees that, during the Term, Tiffany will undertake, at its own cost and expense and as Peretti’s agent, through attorneys acceptable to Peretti, to register in Peretti’s name and to renew and keep in effect the registration of the Peretti Trademarks in such product categories reasonably necessary to cover the Peretti Products in all countries wherein Peretti Products are offered by Tiffany or one of its Affiliated Companies; provided, however, that if any country shall be added to the Territory during the Term in accordance with the provisions of this Agreement, Tiffany will, as soon as reasonably practicable after such addition, pursue the registration of the Peretti Trademarks in such product categories reasonably necessary to cover the Peretti Products in such country (and will use commercially reasonable efforts to apply to register the applicable Peretti Trademarks before Peretti Products are sold within the country but no later than 3 months after the first sale). In addition, Tiffany agrees that, during any additional period during which Tiffany has the right to sell Peretti Products pursuant to Section 11.3, Tiffany will undertake, at its own cost and expense and as Peretti’s agent, through attorneys acceptable to Peretti, to register in Peretti’s name and to renew and keep in effect the registration of the Peretti Trademarks in such product categories reasonably necessary to cover the Peretti Products in all countries wherein Peretti Products will be offered by Tiffany or one of its Affiliated Companies pursuant to the terms of this Agreement during such additional period. Peretti agrees that Tiffany shall be Peretti’s agent for the foregoing purposes. Peretti further agrees to execute all papers and provide such other cooperation reasonably requested by Tiffany or such attorneys to effect registration, maintenance and renewal of the Peretti Trademarks. Tiffany shall at its own cost and expense record Tiffany as a registered user of the Peretti Trademarks in any country in which such registration is required.

12.3	Tiffany agrees, at its own cost and expense, to execute all papers and provide such other cooperation reasonably requested by Peretti or Peretti’s agents to effect further registration of, maintenance and renewal of the Peretti Trademarks and Peretti Copyrights, where applicable, to record Tiffany as a registered user of the Peretti Trademarks. This obligation shall remain in effect following the termination of this Agreement. In addition, Tiffany agrees to annually request from any counsel identified by Peretti to Tiffany as representing Peretti in the registration, maintenance and renewal of the Peretti Trademarks and the Peretti Copyrights a list of Peretti Trademarks for which registrations have been obtained or applications are pending in the Territory (including the country, each Peretti Trademark, registration and application numbers, the international class(es) in which each Peretti Trademark has been registered or for which an application is pending, and filing deadlines by which any renewal or other maintenance documents must be filed with the current and subsequent three-year period) and a list of all countries in which Tiffany has been recorded as a registered user of the Peretti Trademarks. Tiffany will review such list and provide Peretti with a supplement to such list that sets forth any additional Peretti Trademark for which registrations have been obtained or applications are pending in the Territory and any additional country in which Tiffany has been recorded as a registered user of the Peretti Trademarks, in each case, of which Tiffany is aware.

12.4	In the event that Tiffany learns of any infringement or threatened infringement of the Rights in the Territory, Tiffany shall promptly notify Peretti and may commence such proceedings or take such other steps as it believes reasonably necessary to protect the Rights, either in its own name or in Peretti’s name, and Peretti will join in such action, provided that Tiffany shall bear all costs of such proceedings and shall be entitled to retain all proceeds. Tiffany will keep Peretti advised of any such steps taken. If Peretti wishes Tiffany to take action, including commencement of litigation, in addition to those steps taken by Tiffany, Peretti will so advise Tiffany. If Tiffany does not promptly agree to take such action, Peretti may institute such action, either in Peretti’s name or in Tiffany’s name, and Tiffany will join in such action, provided that Peretti shall bear all costs of such proceedings and shall be entitled to retain all proceeds.

12.5	Peretti Products will be marked with the Peretti Trademarks, the Tiffany Trademarks and with the Copyright Notice.

12.6	Peretti represents that the Peretti Copyrights are her original designs and that Peretti owns all rights in the Peretti Trademarks that have been registered in Peretti’s name in accordance with this Agreement and that, to her knowledge, no other person has any rights in the Peretti Copyrights or the Peretti Trademarks. During the Term and any additional period during which Tiffany has the right to sell Peretti Products pursuant to Section 11.3, Peretti may sell, lease, license, sell and leaseback, grant, transfer, assign, pledge, encumber or dispose of (each, a “Disposition”) any or all of the Peretti Copyrights or the Peretti Trademarks, in whole or in part, by operation of law or otherwise as permitted in Section 13.2 if and only if the party acquiring the Peretti Copyrights or the Peretti Trademarks in such Disposition expressly agrees in writing with Tiffany to be bound by the terms of this Agreement. Notwithstanding the foregoing, Peretti shall not, during the Term and any additional period during which Tiffany has the right to sell Peretti Products pursuant to Section 11.3, separate the ownership of the Peretti Trademarks, or any of them, from the ownership of the Peretti Copyrights, or any of them.

ARTICLE XIII

Assignment, Delegation and Binding Nature of Agreement

13.1	Any design services anticipated under this Agreement are to be performed by Peretti outside the United States. As used in this Section 13.1, the term “Peretti” refers only to Elsa Peretti, the person.

13.2	Subject to the conditions stated below, Peretti may at any time assign this Agreement and/or the right to receive Basic Royalties, Sales Royalties and Quality Control Services Fees hereunder, in whole or in part, and all other rights and benefits and delegate all obligations hereunder, to the Elsa Peretti Foundation and/or any other person (including any corporation, trust, partnership, limited liability company, foundation, estate or other legal entity):

(a)	as long as during the period Peretti remains the owner of the Peretti Trademarks and the Peretti Copyrights, Peretti will maintain ultimate authority (with the right of delegation) for the Quality Control Services under this Agreement;

(b)	no assignment will alter the provisions of Section 13.1 above; and

(c)	if Peretti transfers ownership of the Peretti Trademarks and the Peretti Copyrights (or, when upon the death of Peretti, the person, such ownership is transferred), in each case to the Elsa Peretti Foundation or any other person, this Agreement shall be deemed assigned to the Elsa Peretti Foundation or such other person, as applicable.

13.3	Tiffany may not assign this Agreement or the benefits of this Agreement except as follows: Tiffany may assign the benefits of this Agreement, in whole or in part, to an Affiliated Company subject to written notification to Peretti and provided the (i) Affiliated Company agrees to assume all of the obligations delegated and benefits assigned and has the legal capacity to perform those obligations and (ii) the Parent Company, if not the assignee, guarantees in writing the obligations of the Affiliated Company. Reference to Tiffany in this Agreement includes reference to any such Affiliated Company to which this Agreement is assigned. Any attempt to assign this Agreement or the benefits of this Agreement to any other person or entity shall be null and void.

13.4	This Agreement shall be binding upon the parties and their respective successors, heirs, estates, trustees, administrators and personal representatives and, subject to Sections 13.2 and 13.3 above, their assignees. Unless otherwise expressly provided herein, references to “Peretti” in this Agreement shall be deemed to refer to any such successor, heir, estate, trustee, administrator, personal representative or assignee of Peretti, including the Elsa Peretti Foundation, if, and for so long as, it is such a successor or assignee, and references to “Tiffany” in this Agreement shall be deemed to refer to any such successor or assignee of Tiffany.

ARTICLE XIV

Settlement of Differences

14.1	The provisions set forth in this Article XIV shall be the exclusive means of resolving disputes that arise under this Agreement.

14.2	Before resort to the arbitration provisions set forth in Section 14.3 below, the parties shall try to settle any dispute occurring between them by consultation with one another on a friendly and cooperative basis. To this end, Tiffany agrees that it shall always make its Chief Executive Officer and the head of Tiffany’s Elsa Peretti department available to Peretti for the purposes of discussing any problems or concerns that arise.

14.3	Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of the arbitration, except as they may be modified in this Agreement. The seat of the arbitration shall be Paris, France, and it shall be conducted in the English language. The arbitrators shall not have the authority to award punitive or exemplary damages to either party but will have the authority to award reasonable attorneys’ fees and other arbitration-related costs to the prevailing party. All arbitrators must have at least ten years of experience in intellectual property licensing. The arbitrators shall not have the authority to terminate this Agreement other than in accordance with the provisions of Article XI. The arbitrators must render their award by application of the terms of this Agreement and substantive law of the State of New York. Any award, order or judgment made by such arbitration shall be in writing and shall be deemed final and binding on the parties and may be entered and enforced in any court of competent jurisdiction. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”). The other party (the “Respondent”) shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the International Chamber of Commerce acting in accordance with its Rules of Conciliation and Arbitration shall appoint three arbitrators and shall promptly notify the parties of the appointments. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. When the third arbitrator has accepted the appointment, the two party-appointed arbitrators shall promptly notify the parties of the appointment. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, then the appointment of the third arbitrator shall be made by the International Chamber of Commerce acting in accordance with its Rules of Conciliation and Arbitration, which shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the panel of arbitrators. Both the Claimant and the Respondent shall have an opportunity to present their witnesses for examination before the arbitral tribunal and to conduct a full direct examination of their witnesses before their witnesses are subject to cross-examination, provided that (i) the parties will request that the arbitrators devise procedures and deadlines for the arbitration with the goal of expediting the proceeding and completing the arbitration within six (6) months and (ii) there will be no discovery other than limited document discovery which may be granted to the extent reasonable and necessary as determined in the discretion of the arbitrators. Unless otherwise agreed by the parties, or required by applicable law, the members of the tribunal and the administrator shall keep confidential all matters relating to the arbitration and any award.

ARTICLE XV

Miscellaneous

15.1	Complete Agreement. This Agreement, including all Schedules hereto, constitutes the entire agreement between the parties hereto with respect to its subject matter. This Agreement may not be amended or modified orally, but only by a writing signed by Peretti and by an officer of Tiffany.

15.2	Notices. All notices required or permitted to be given under this Agreement shall be in writing and, unless specifically provided otherwise in this Agreement, all such notices (other than notices necessary to give or request approvals in the ordinary course of business which shall be by ordinary mail or by email) shall be deemed to have been given if personally delivered or if mailed by registered or certified mail (return receipt requested, postage prepaid), or by recognized courier service to the parties concerned at the addresses set forth below (or at such other address or addressees as Tiffany or Peretti may from time to time respectively designate by notice to the other in the manner provided herein for giving notice); notice so sent will be deemed effective, in the case of mail, on the tenth business day following the date of mail deposit, and in the case of hand delivery or courier service, when delivered:

If to Tiffany to:

Tiffany and Company

200 Fifth Avenue

New York, NY 10010

Attn: Office of the Chief Executive Officer

If to Peretti to:

Elsa Peretti

c/o

Juan Ignacio Rubert de Ventos

Bufet Rubert de Ventos Adv.

Avda. Diagonal 469, 40 2a

08036 Barcelona Spain

With a copy to:

Dr. Kurt Moosmann

Tuntelnstrasse 20

8707 Uetikon am See

Switzerland

15.3	Headings; Terminology. The headings of the Sections and Articles of this Agreement are for convenience only and do not limit or affect the terms and conditions of this Agreement. The word “including” in this Agreement means including but not limited to.

15.4	Confidentiality. Neither Peretti nor Tiffany shall, at any time during the Term or thereafter, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information or data relating to the business of the other, including but not limited to the reports referenced in Section 4.4, except to the extent such information is or has become publicly available through no act or failure of such other party or as is required by law or legal proceeding.

15.5	Further Assurances. Each of the parties hereto agrees to execute, acknowledge and deliver all such further instruments and assurances, and to take all such further action, consistent with the terms of this Agreement, as shall be necessary or desirable to carry out this Agreement, and to consummate and effect the transactions contemplated hereby. During the Term, Tiffany will further ensure that the department at Tiffany entrusted with responsibility for the Peretti Products will, through its officers, provide reasonable support to Peretti in the fulfillment of the terms and provisions of this Agreement.

15.6	Governing Law. The parties hereto agree that this Agreement shall be interpreted, governed and construed pursuant to the laws of the State of New York, without giving effect to the Conflict of Laws provisions thereof, applicable to agreements made and to be performed in said state.

15.7	Neither Party the Agent of the Other. Except as provided in Sections 12.2 and 12.4 above, nothing contained in this Agreement shall be construed to confer or vest in either party any right or authority to act for or represent the other, nor to pledge the credit of the other party or contract any liability on the other party’s behalf, nor shall either party be the employee of the other party.

15.8	No Party a Fiduciary. Neither party to this Agreement, and no director, officer, employee or agent of either party, hereby assumes any fiduciary responsibilities to the other party or to the successor in interest to such other party.

15.9	Formalities. The parties hereby agree that Peretti will deliver to Tiffany a notarized and apostilled signed copy of this Agreement no later than January 15, 2013 (it being understood and agreed that the Agreement shall have been in full force and effect from the Restatement Date and that the later notarization and apostille shall not be deemed to indicate otherwise).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

/s/ Elsa Peretti
Miss Elsa Peretti

/s/ Kurt Moosmann
Witness to the Signature of Miss Elsa Peretti

TIFFANY AND COMPANY

By:	/s/ Michael J. Kowalski

Michael J. Kowalski, Chairman and Chief Executive Officer

Attest:	/s/ Patrick B. Dorsey
Secretary

Schedule T

Countries included in the Territory

Argentina

Australia

Austria

Barbados

Belgium

Brazil

Canada

Cayman Islands

China

Czech Republic

France

Germany

Guam

Hong Kong

Indonesia

Ireland

Italy

Japan

Kazakhstan

Korea

Kuwait

Macau

Malaysia

Mexico

Netherlands

New Zealand

Russia

Saipan

Saudi Arabia

Singapore

Spain

St. Maarten

St. Thomas

Switzerland

Taiwan

Turkey

United Arab Emirates

United Kingdom

United States

Uruguay